Exhibit 99.1

News Release | For Immediate Release

Zix Corporation Announces New Executive Appointment
Susan K. Conner appointed chief financial officer
DALLAS — October 17, 2008 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), the leader in hosted services for email encryption and e-prescribing, announced that it has appointed Susan K. Conner as the company’s chief financial officer, effective October 16, 2008. Ms. Conner replaces Mr. Barry Wilson, who has served as the company’s acting chief financial officer and treasurer since November 2006. Mr. Wilson will remain with the company as vice president — accounting & finance, and treasurer.
Ms. Conner’s most recent position was as the executive vice president and chief financial officer of Pegasus Solutions, Inc. (“Pegasus”), which previously traded on NASDAQ under the trading symbol “PEGS.” Pegasus is a leading service provider of reservation and distribution technology, and financial and hotel marketing services in the hospitality industry, and operates in a variety of countries throughout the world. Her responsibilities at Pegasus included oversight of the company’s global financial functions, including accounting and controls, financial planning, treasury, tax, investor relations, strategic and profitability planning, merger and acquisition activities, and cost reduction and acquisition integration initiatives.
“I am pleased to announce Susan’s appointment to our leadership team. The broad range of skills that she brings to the company fits with our overall plan to position the company for future growth and success,” said Rick Spurr, ZixCorp’s chief executive officer. “Her experience in the technology services industry will enhance her ability to quickly become an effective member of our leadership team.” Spurr added, “I would also like to thank Barry for his commitment and dedication over the last two years while acting as our chief financial officer.”
With more than 15 years of public accounting experience, Ms. Conner joined Pegasus from PricewaterhouseCoopers LLP where she served as a partner in Audit and Business Advisory Services for five years within the firm’s Technology, Infocom, Communications, and Entertainment and Media group. Ms. Conner is a member of Financial Executives International (FEI) and the American Institute of Certified Public Accountants (AICPA). Ms. Conner received her BBA in Accounting from the University of Texas at Austin where she also serves on the advisory board to the Department of Information, Risk and Operations Management within the McCombs School of Business.
-more-
Zix Corporation | 2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 37 0 2000 | fax 214 37 0 207 | www.zixcorp.com

Zix Corporation Announces New Executive Appointment
In accordance with Nasdaq Marketplace Rule 4350, ZixCorp announced that the company awarded Ms. Conner options to acquire 130,000 shares of the company’s stock with an exercise price of $1.70 per share, yesterday’s closing price of the company’s common stock, and with quarterly vesting over three years; and also recently awarded options to acquire 14,061 shares to five other newly-hired employees for a variety of non-executive positions throughout the company. The exercise prices for these grants ranged from $1.85 to $2.95 per share, with a weighted average price of $2.16. Approximately one-third of these latter options vest on the first anniversary of the grant, with the balance vesting on a pro-rata basis over the next eight quarters.
About Zix Corporation
ZixCorp is the leading provider of easy-to-use-and-deploy email encryption and e-prescribing services that Connect entities with their customers and partners to Protect and Deliver sensitive information in the healthcare, finance, insurance and government industries. ZixCorp’s hosted Email Encryption Service provides an easy and cost-effective way to ensure customer privacy and regulatory compliance for corporate email. Its PocketScript® e-prescribing service reduces costs and improves patient care by automating the prescription process between payors, doctors, and pharmacies. For more information, visit www.zixcorp.com.
###
ZixCorp Contacts:
Public Relations: Geoff Bibby (214) 370-2241, publicrelations@zixcorp.com
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com
Zix Corporation | 2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 37 0 2000 | fax 214 37 0 207 | www.zixcorp.com